EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Biostage, Inc.:

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-192026, 333-192027, 333-203105, 333-212993, 333-219988, 333-225336, and 333-239346) of Biostage, Inc. of our report dated March 31, 2022, relating to the consolidated financial statements of Biostage Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Biostage, Inc. for the year ended December 31, 2022.

We were dismissed as auditors on October 10, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Wei, Wei & Co., LLP

Flushing, New York
March 30, 2023